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                                   EXHIBIT 5.1


                                  June 17, 2002



Right Management Consultants, Inc.
1818 Market Street, 33rd Floor
Philadelphia, PA 19103-3614

         Re:      Common Shares
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Gentlemen:

         We have acted as counsel to Right Management Consultants, Inc. (the "Company") in connection with the Registration Statement on Form S-3 filed
June 4, 2002 (the "Registration Statement"). The Registration Statement relates to the public offering of not more than 4,427,500 Common Shares of the Company (the "Shares"), which are being offered by the Company and certain selling shareholders. The Shares will be sold to the underwriters to be identified in the final prospectus filed with the SEC pursuant to Rule 430A and Rule 424(b) under the Securities Act of 1933.

         In connection with the transactions described herein, we have examined such corporate records and other documents and certificates of public officials as we have deemed necessary in order for us to render the opinions set forth below. Based upon the foregoing, it is our opinion that the Shares, when delivered to the Underwriters against payment thereof pursuant to the underwriting agreement described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby consent to the reference to our name under the heading "Validity of the securities" in the prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.


                                     Very truly yours,



                                     /s/ Fox, Rothschild, O'Brien & Frankel, LLP